Exhibit 5.1

Hogan Lovells US LLP 1601 Wewatta Street, Suite 900 Denver, CO 80202 T +1 303 899 7300 F +1 303 899 7333 www.hoganlovells.com

August 15, 2018

Board of Directors

McEwen Mining Inc.

150 King Street West, Suite 2800

P.O. Box 24

Toronto, ON

Canada M5H 1J9

Ladies and Gentlemen:

We are acting as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the registration of 45,000,000 shares of common stock, no par value per share, of the Company (the “Shares”), which Shares may be issued from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Shelf Prospectus”), and as to be set forth in one or more supplements to the Shelf Prospectus (each, a “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, amount and terms of any Shares of the Company to be offered from time to time will have been duly authorized and established by proper action of the Board of Directors of the Company or a duly authorized committee of such board (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Company’s charter and bylaws and applicable Colorado corporate law, in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company; (ii) at the time of offer and issuance of any Shares, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) the Shares will be delivered against receipt of valid consideration therefor and in accordance with the terms of the applicable Board

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Action authorizing such issuance and any applicable agreement or plan of merger or consolidation or other acquisition agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement; and (iv) the Company will remain a Colorado corporation.

This opinion letter is based as to matters of law solely on the applicable provisions of the Colorado Business Corporation Act as currently in effect.  We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinion expressed herein).  As used herein, the term Colorado Business Corporation Act, as amended, includes the statutory provisions contained therein, all applicable provisions of the Colorado Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, following (i) final Board Action authorizing an issuance of the Shares, (ii) due execution and delivery of an applicable agreement or plan of merger or consolidation or other acquisition agreement, (iii) effectiveness of any such merger or consolidation, and (iv) issuance and delivery of certificates for the Shares against payment therefor in accordance with the terms of the applicable Board Action and any applicable agreement or plan of merger or consolidation or other acquisition agreement pursuant to which the Shares would be issued, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP